Spectrum Organic Products Inc.


News Release                                              Contact: Andrea Proulx
For Immediate Release                                     ----------------------
---------------------                                     707-778-8900 ext. 3101
                                                     andreap@spectrumorganic.com


Spectrum Organic Products Acquired by The Hain Celestial Group
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PETALUMA, CA (December 20, 2005) Spectrum Organic Products, Inc. (OTCBB-SPOP.OB)
announced that the merger with The Hain Celestial Group, Inc. ("Hain") was completed on December 16, 2005. Under the terms of the merger, Spectrum shareholders will receive $0.7035 per share, after deducting for excess company expenses, consisting of $0.3485 per share in cash and $0.355 per share in Hain Celestial shares, which is based on valuing the Hain shares at $19.80 per share, as provided in the merger agreement. The Spectrum merger will increase the amount of Hain Celestial shares outstanding by approximately 924,459 shares.

Spectrum conducted a Special Meeting of Shareholders to approve the principal terms of the merger on December 15, 2005. The total number of shares voted was 42,680,465 out of 46,444,693 shares outstanding as of the record date. The final voting results were 42,485,652 votes for the merger, 133,723 against, and 61,090 shares abstaining.

Spectrum is a leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand, sold mainly through natural food retailers.

"Spectrum strengthens our position in the natural and organic sector with the addition of Spectrum Naturals(R) and Spectrum Essentials(R), as healthy oils are featured in the new food pyramid and USDA Dietary Guidelines" said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. "We look forward to integrating Spectrum into our portfolio of brands in the Grocery and Snacks area of our business and expanding their product offerings with broader distribution."

The Hain Celestial Group

The Hain Celestial Group (Nasdaq: HAIN), headquartered in Melville, NY, is a leading natural and organic beverage, snack, specialty food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings(R), Terra Chips(R), Garden of Eatin'(R), Health Valley(R), WestSoy(R), Earth's Best(R), Arrowhead Mills(R), Hain Pure Foods(R), Hollywood(R), Walnut Acres Organic(TM), Imagine Foods(R), Rice Dream(R), Soy Dream(R), Rosetto(R), Ethnic Gourmet(R), Yves Veggie Cuisine(R), Lima(R), Biomarche(TM), Grains Noirs(R), Natumi(R), JASON(R) and Zia(R) Natural Skincare. For more information, visit http://www.hain-celestial.com.

"Safe Harbor" statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks and uncertainties are described in the company's Securities and Exchange Commission filings under the trading symbol "SPOP.OB".